This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, underlying supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.
JPMorgan Contingent Buffered Equity Notes Linked to the EURO STOXX 50[R] Index
due October 15, 2015
The notes are designed for investors who seek uncapped, unleveraged exposure to the appreciation of the EURO STOXX 50[R] Index. Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount of
20.00%, be willing to lose some or all of their principal at maturity. If the
Ending Index Level is greater than or equal to the Initial Index Level or is less than the Initial Index Level by up to 20.00%, investors have the opportunity to receive the greater of (a) the Contingent Minimum Return of at least 2.00% and (b) the Index Return at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics
-----------------------------
 ---------------------------------------------------------------------------------------------------------------------------
Index:                        EURO STOXX 50([R]) Index ("the Index")
Contingent Buffer Amount:     20.00%
Index Return:                 (Ending Index Level - Initial Index Level) / Initial Index Level
Contingent Minimum Return:    At least 2.00% (to be determined on the Pricing Date)
Payment at Maturity:          If the Ending Index Level is greater than or equal to the Initial Index Level or is less than the
 Initial Index Level by up
                              to the Contingent Buffer Amount, at maturity you will receive a cash payment that provides you with a return per
                              $1,000 principal amount note equal to the Index Return, subject to the Contingent Minimum Return.
 Accordingly, if
                              the Ending Index Level is greater than the Initial Index Level or is less than the Initial Index Level by up to the
                              Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
                                          $1,000 + ($1,000 [] greater of (i) Contingent Minimum Return and (ii) Index Return)
                              If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer
 Amount, you will
                              lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index
                              Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:
                                                            $1,000 + ($1,000 [] Index Return)
                              If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer
 Amount, you will
                              lose more than 20.00% of your principal amount and may lose all of your principal amount at maturity.
Initial Index Level:          Closing index level of the Index on the pricing date
Ending Index Level:           The arithmetic average of the Index closing levels on the Ending Averaging Dates
Ending Averaging Dates:       October 5, 2015, October 6, 2015, October 7, 2015, October 8, 2015, October 9, 2015
Maturity Date:                October 15, 2015
Preliminary Termsheet         http://www.sec.gov/Archives/edgar/data/19617/000095010314002527/dp45487_fwp-0413.htm

 ---------------------------------------------------------------------------------------------------------------------------
Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value
of the notes when the terms are set.
------------------------------------------------------------------------------------------------------------------------------------

Hypothetical Payout of the Notes*

Reference Index Performance Contingent Buffer Amount Payoff at Maturity
$1,200 $1,100 amount $1,000  on a $1,000 principal Payment $900 $800
$700 $600
-50% -40% -30% -20% -10% 0% 10% 20% 30%
Index Return

*Assumes a Contingent Minimum Return of 2.00%
The graphs above collectively demonstrate the hypothetical total return on the notes at maturity for a subset of Index Returns detailed in the table below.
Your investment may result in a loss of all of your principal at maturity.

Risk Considerations
The risks identified below are not exhaustive.  Please see the term sheet hyperlinked above for more information.

[]   Your investment in the notes may result in a loss of some or all of your principal, and is subject to the credit risk of JPMorgan Chase and Co.
[]   JP Morgan Chase and Co. and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging JPMorgan Chase and Co. 's obligations under the notes.
     Their interests may be adverse to your interests.
[]   JPMS's estimated value does not represent the future value of the notes and may differ from others' estimates. [] JPMS's estimated value will be lower than the issue price (price to the public) of the notes.
[]   JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.
[]   Secondary market prices of the notes will likely be lower than the price you paid for the notes and will be be impacted by many economic and market factors.
[]   The value of the notes as published by JPMS may be higher than JPMS's then-current estimated value of the notes for a limited time. [] The benefit of the Contingent Buffer Amount may terminate on the Final Ending
     Averaging Date.
[]   Your ability to receive the Contingent Digital Return of at least 2.00% may terminate on the Final Ending Averaging Date.
[]   No direct exposure to fluctuations in foreign exchange rates.
[]   Risks related to non-U. S. issuers of equity securities.
[]   Lack of liquidity - J. P. Morgan Securities LLC intends to offer to purchase the notes in the secondary market but is not required to do so.
     Even if there is a secondary market, it may not provide enough liquidity to allow you to sell or trade the notes easily.
[]   No interest payments and no ownership or dividend rights in stocks comprising the Index.

Ending Index Level Index Return Total Return
================== ============ ============
    5760.00          80.00%       80.00%
    5120.00          60.00%       60.00%
    4800.00          50.00%       50.00%
    4480.00          40.00%       40.00%
    3840.00          20.00%       20.00%
    3520.00          10.00%       10.00%
    3360.00          5.00%        5.00%
    3264.00          2.00%        2.00%
    3232.00          1.00%        2.00%
------------------ ------------ ------------
    3200.00          0.00%        2.00%
    3040.00          -5.00%       2.00%
    2880.00          -10.00%      2.00%
    2560.00          -20.00%      2.00%
    2559.68          -20.01%     -20.01%
    1600.00          -50.00%     -50.00%
      0.00          -100.00%     -100.00%
------------------ ------------ ------------

The table above illustrates the hypothetical total return and the hypothetical payment at maturity on the notes. The "total return" is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes an Initial Index Level of 3,200 and a
Contingent Minimum Return of 2.00% and reflects the Contingent Buffer Amount of
20.00% . Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement, underlying supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.
This material is not a product of J.P. Morgan Research Departments.
Registration Statement No: 333-177923

Dated: April 09,2014 Filed pursuant to Rule 433